Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Plan Administrator and Plan Participants of the
AVX Nonqualified Supplemental Retirement Plan:

We consent to the incorporation by reference in the Registration Statement (No. 333-215978 and No. 33-84904) on Form S-8 of Kyocera Corporation, the Registration Statements (No. 333-00890 and No. 333-215978) on Form S-8 of AVX Corporation of our report dated March 22, 2018, relating to the financial statements and financial statement schedule of the AVX Nonqualified Supplemental Retirement Plan, which appears in this Annual Report on Form 11-K of the AVX Nonqualified Supplemental Retirement Plan for the year ended December 31, 2017.

/s/ Elliott Davis, LLC

Greenville, South Carolina
March 22, 2018